MuniHoldings California Insured Fund, Inc.

File No. 811-8573
Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2001, MuniHoldings California Insured Fund, Inc. (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of MuniHoldings California Insured Fund V, Inc. ("California Insured V"), File No. 811-9313.

At meetings of the Boards of Directors of the Registrant and California Insured V, the Boards of Directors approved an Agreement and Plan of Reorganization (the
"Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of California Insured V by the Registrant and the subsequent distribution of California Insured Common
Stock and California Insured Series B AMPS to the holders of California Insured V Common Stock and California
Insured V AMPS, respectively; (ii) the subsequent deregistration of California Insured V under the Investment Company Act; and (iii) the subsequent dissolution of California Insured V under the laws of the State of Maryland.

On November 13, 2000, in connection with the Reorganization, the Registrant filed a Registration
Statement on Form N-14 (File Nos. 333-48614 and 811-
08573; the "N-14 Registration Statement").  The N-14
Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of California Insured V.
Pre-Effective Amendments No. 1 and No. 2 to the N-14
Registration Statement were filed on November 13, 2000 and November 14, 2000, respectively. Post-effective
Amendment No. 1 to the N-14 Registration Statement was filed on February 23, 2001. The N-14 Registration
Statement as so amended was declared effective by the Commission on November 14, 2000.

On February 15, 2001, the shareholders of the Registrant and California Insured V approved the Reorganization at a special meeting of shareholders held for that purpose. On March 5, 2001, the "Reorganization Date," pursuant to the Agreement and Plan of Reorganization, California Insured
V transferred securities and cash valued at $128,684,286.50 to the Registrant and received in exchange 5,462,575 shares of the Registrant's Common Stock and 49,000,000 shares of Registrant's Series B AMPS with an aggregate liquidation preference of $25,000; and California Insured V distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.

An Application for Deregistration on Form N-8F was filed by California Insured V on July 19, 2001 with the
Securities and Exchange Commission.